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                                                                    EXHIBIT 10.5

                             EPHRAIM ABRAMSON & CO.
                                    Advocates

                                   APPENDIX B

                          SUMMARY OF COMPANY LEASE FOR
                    PREMISES AT JERUSALEM TECHNOLOGICAL PARK,
                     BUILDING 1, MALCHA, JERUSALEM, ISRAEL.

PARTIES:  G.T.Y. Jerusalem Technological Park Ltd.

LESSEE:  Gentec Ltd.

DATE OF CONTRACT:  January 15, 1996

LEASE PREMISES: 250 meters squared (gross) located on the first floor of Building I of the Jerusalem Technological Park.

LEASE TERM:  Commences April 1, 1996 and ends on March 31, 2001.

EXTENSION OPTION: Lessee has the option to extend the term of the lease for a period of an additional 59 months.

USE OF PROPERTY: Premises are to be used for research and development in the field of computers and electronics.

ADDITIONAL PAYMENT: Lessee shall bear and pay all taxes, fees and levies both municipal and governmental, which are due in respect of the premises, and for all water, gas and electric fees.

GUARANTEES: Lessee to provide bank guarantee in the amount of six months rent to lessor which guarantee shall be in effect for the entire period of lease. In addition, Lessee shall provide to Lessor on behalf the maintenance company a bank guarantee in the amount of one month rent which guarantee shall be in effect for the entire period of the lease. All guarantees are linked to the Israeli Consumer Price Index.

RENT: Base rent per month is 8,586 NIS ($11 per square meter (gross)). However, in the event the Company does not receive Approved Enterprise status within the first year of the Lease, the monthly rent will be 10,147 NIS ($13 per square meter (gross)) retroactive from the commencement of the Lease. Additional rent per month in the amount of 3,122 NIS ($4 per square meter (gross)) as consideration for the construction and build-out of the Premises. The basic rent and the additional rent are linked to the Israeli Consumer Price Index. Israeli




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                             EPHRAIM ABRAMSON & CO.
                                    Advocates

VAT must be added to each payment. Therefor, the aggregate monthly rent is currently approximately 13,229 NIS (excluding VAT). All rent is paid quarterly in advance. In addition, Lessee must prepay the final quarter's rent (approximately 25,124 NIS) upon execution of the Lease.

Lessee must provide Lessor upon execution of the Lease post dated checks in the amount of all payments due under the Lease.

APPENDIX 5 TO THE LEASE IS A MAINTENANCE AGREEMENT THE PRINCIPLE TERMS OF WHICH ARE AS FOLLOWS.

PARTIES:       G.T.Y. Jerusalem Technological Park Ltd. (the "Company")
                      Gentec Ltd. (the "Tenant')

SERVICES: The Company, or another party on its behalf, shall provide all necessary maintenance services with respect to the building.

MAINTENANCE FEE: Tenant must pay its relative portion of the maintenance expenses, plus a 15% markup. The maintenance fee is to be paid quarterly, Israeli VAT must be added to each payment. Notwithstanding the above, for the first 24 months, the Tenant must pay a maintenance fee of $2 per square meter. The maintenance fee is payable in NIS, determined at the representative rate of exchange as announced by the Bank of Israel.




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